Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "NABUFIT GLOBAL, INC.", FILED IN THIS OFFICE ON THE TWELFTH DAY OF JUNE, A.D. 2017, AT 12:04 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID RESTATED CERTIFICATE IS THE TWENTY-SEVENTH DAY OF JUNE, A.D. 2017 AT 5 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE 1793 DELAWARE 1855

4538886 8100
SR# 20174694556

Authentication: 202705639
Date: 06-14-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:04 PM 06/12/2017
FILED 12:04 PM 06/12/2017
SR 20174694556 - File Number 4538886

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

NABUFIT GLOBAL, INC.

NABUFIT Global, Inc., a corporation organized and existing under the laws of the State of Delaware (the "**Corporation**"), certifies that:

A. The name of the Corporation is NABUFIT Global, Inc. The original name of this Corporation was BayHill Capital Corporation and the date of filing the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was April 24, 2008, the Certificate of Incorporation of the Corporation has been subsequently amended.

B. This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation.

C. This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of such corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

D. The text of the Certificate of Incorporation is amended and restated to read as set forth in **Exhibit A** attached hereto.

E. The effective date of the amendment and restatement of the Certificate of Incorporation for the Corporation shall be 5:00 p.m. Eastern Time on June 27, 2017.

IN WITNESS WHEREOF, NABUFIT GLOBAL, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned duly authorized officer of the Corporation, on June 6, 2017.

____

Brian Mertz,
Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the Corporation is NABUFIT GLOBAL, INC..

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware ("DCGL").

ARTICLE III

The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE IV

1. Authorized Shares.

(a) The aggregate number of shares that the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock ("Common Stock"), having a par value of $0.0001 and four hundred thousand (400,000) shares of preferred stock ("Preferred Stock"), having a par value of $0.0001.

(b) Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors may determine, subject to any applicable requirements of the Investment Company Act of 1940 (the "1940 Act"), without shareholder approval, as hereinafter provided. The Board of Directors is hereby authorized, by resolution or resolutions, to provide from time to time, out of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, for a series of Preferred Stock. Before any shares of any such series of Preferred Stock are issued, the Board of Directors shall (i) fix and determine, and is hereby expressly empowered to fix and determine, by resolution, or resolutions, the designations, powers, preferences, relative participating rights, option rights and other special rights, qualifications limitations, and restrictions of the shares of such series and (ii) make such filings and recordings with respect thereto as required by the DGCL. Each series of Preferred Stock shall be given a distinguishing designation.

(c) The Board of Directors is expressly authorized to vary the provisions relating to the foregoing matters between the various series of Preferred Stock. All shares of Preferred Stock of any one series shall be identical in all respects with all shares of such series, except that shares of any one series issued at different times may differ as to the dates from which any dividends thereon shall be payable and, if cumulative, shall cumulate.

(d) Unless otherwise provided in the resolution, or resolutions, of the Board of Directors providing for the issuance thereof, the number of authorized shares of any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution, or resolutions, by the Board of Directors and appropriate filing and

recording to the extend required by the DGCL. In case the number of shares of any such series of Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution, or resolutions, of the Board of Directors providing for the issuance thereof, resume the status of authorized by unissued shares of Preferred Stock, undesignated as to series, and may be reissued as part of such series or as part of any other series of Preferred Stock.

2. Reverse Stock Split. Upon this Amended and Restated Certificate of Incorporation ("Restated Certificate") becoming effective and without any further action required by the Corporation or its stockholders, and occurring as a one-time event, each share of the Corporation's then outstanding Common Stock shall be converted and reconstructed into 1/30 share of Common Stock (the "Reverse Stock Split"). No further adjustment of any preference or price set forth in this Article IV shall be made as a result of the Reverse Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled after effectuating the Reverse Stock Split with respect to all shares of Common Stock held by such holder, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share (post Reverse Stock Split).

ARTICLE V

1. Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Corporation.

ARTICLE VI

1. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

3. The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another

company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

4. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Restated Certificate inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

1. For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further *provided* that:

(a) The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

(b) The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; *provided however*, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Restated Certificate, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required for any action to adopt, amend or repeal any provision of the Bylaws of the Company by the stockholders.

(c) Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII

1. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the corporation may be kept outside of the State of Delaware at such places or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

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